Taubman Centers, Inc.	T 248.258.6800
200 E. Long Lake Road	www.taubman.com
Suite 300
Bloomfield Hills, Michigan
48304-2324

CONTACT:
Karen MacDonald	Gary Lewi
Taubman, Director, Communications	Rubenstein Associates, Inc.
248.258.7469	212.843.8000
kmacdonald@taubman.com	glewi@rubenstein.com

Barbara Baker
Taubman, Vice President, Investor Relations
248-258-7367
bbaker@taubman.com

FOR IMMEDIATE RELEASE

COURT RULING DELAYS OYSTER BAY MALL
Developer plans to immediately seek appeal

BLOOMFIELD HILLS, Mich., January 30, 2009 -- Taubman Centers, Inc. (NYSE:  TCO) today announced that it immediately intends to seek an appeal of a decision handed down late yesterday afternoon by the Appellate Division of the Supreme Court of the State of New York that has reversed the June 11, 2008 favorable order issued by New York State Supreme Court Justice Jeffrey Spinner directing the Town of Oyster Bay Board to issue a long-delayed special use permit for The Mall at Oyster Bay.  The court also upheld the Town Board’s demand for a supplemental environmental impact statement (SEIS) for a 750,000 square foot mall.

“We are disappointed that the mall will continue to be delayed, especially during these economic times when jobs are scarce and tax revenue is so desperately needed,” said Steve Kieras, Taubman’s senior vice president of development. “All of the prior court decisions have affirmed that our environmental impact statement does not provide the Town with a legitimate basis for denying our application.  We firmly believe that after years of having our position affirmed in the lower courts, this is clearly a flawed legal decision and we plan to promptly appeal this ruling to the New York State Court of Appeals.”

“We are currently evaluating the impact of this court decision on the company’s financial statements,” added Lisa Payne, vice chairman and chief financial officer of Taubman Centers.

The Mall at Oyster Bay, to be anchored by Neiman Marcus, Nordstrom and Barneys New York, will be the first new major retail property on Long Island in more than 35 years.  It will be located on a reclaimed industrial site along the Long Island Expressway that once housed the Cerro Wire factory.  The mall is expected to generate over 5,000 construction and permanent jobs and $40 million in annual tax revenues.

A copy of the ruling is available on Taubman Centers’ website, www.taubman.com, under “Investing.”

(more)

Taubman Centers – Oyster Bay Ruling/2

Taubman Centers, Inc. (NYSE:  TCO) is a real estate investment trust engaged in the development and management of regional and super regional shopping centers.  Taubman’s 24 U.S. owned and/or managed properties, the most productive in the industry, serve major markets from coast to coast.  The company’s Taubman Asia subsidiary is developing retail projects in Macao, China and Incheon, South Korea.  Taubman Centers is headquartered in Bloomfield Hills, Michigan. For more information about Taubman, visit www.taubman.com.

For ease of use, references in this press release to “Taubman Centers” or “Taubman” mean Taubman Centers, Inc. or one or more of a number of separate, affiliated entities.  Business is actually conducted by an affiliated entity rather than Taubman Centers, Inc. itself.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management's current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and the availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company's filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

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